Exhibit 99.2

NEWS RELEASE

GP Strategies Announces Samuel Robinson Elected to Board of Directors

Columbia, MD. August 8, 2016 – Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) announced today that it has appointed Samuel Robinson to its Board of Directors on August 8, 2016. Mr. Robinson is the President of Sagard Capital Partners Management Corporation, the investment manager of Sagard Capital Partners, L.P. (“Sagard Capital”), which is GP Strategies’ largest shareholder with beneficial ownership of approximately 21% of the Company’s issued and outstanding common shares. Mr. Robinson is also expected to serve on the Executive, Audit, Compensation, and Nominating/Corporate Governance Committees of the Board of Directors.

Mr. Robinson was appointed in accordance with GP Strategies’ obligations under the securities purchase agreement dated December 30, 2009 between it and Sagard Capital. “We look forward to adding Samuel’s breadth of knowledge and experience to the Board in the future,” said Scott Greenberg, Chief Executive Officer of GP Strategies. “Sagard Capital continues to be an active and supportive shareholder of GP Strategies and brings a valuable combination of strategic, operating and financial experience to the Board and GP Strategies.”

Samuel Robinson is President of Sagard Capital. He also serves as Vice-President of Power Corporation of Canada and as a board member of certain Sagard Capital portfolio companies, including IntegraMed Fertility and Vein Clinics of America. Mr. Robinson joined Sagard Capital and Power in 2016 after an 18 year career at Goldman Sachs, during which he lived and worked in the United States, Asia, Australia and Europe. He served in a variety of positions at Goldman Sachs, including Chief Administrative Officer and Head of Strategy for the global Investment Banking Division and Chief Operating Officer of the firm’s growth markets businesses.

He holds a M.A. and a M.Phil., both from Christ Church, Oxford University.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2016 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925